--------------------------------------------------------------------------------

                           PRO FORMA VALUATION REPORT
                      MUTUAL HOLDING COMPANY STOCK OFFERING

                             CHEVIOT FINANCIAL CORP.

                          PROPOSED HOLDING COMPANY FOR
                              CHEVIOT SAVINGS BANK
                                  Cheviot, Ohio

                                  Dated as of:
                                  June 13, 2003

--------------------------------------------------------------------------------

                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

Board of Directors
June 13, 2003
Page 1
                                                June 13, 2003

Board of Directors
Cheviot Savings Bank
3723 Glenmore Avenue
Cheviot, Ohio  45211

Gentlemen:

      At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

      This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the OTS, dated as of October 21, 1994; and applicable regulatory interpretations thereof.

Description of Reorganization

      The Board of Directors of Cheviot Savings Bank ("Cheviot Savings" or the "Bank") has adopted a plan of reorganization pursuant to which Cheviot Savings will convert and reorganize into a mutual holding company structure. As part of the reorganization, Cheviot Savings will become a wholly-owned subsidiary of Cheviot Financial Corp. ("Cheviot Financial" or the "Corporation"), a federal corporation, and Cheviot Financial will issue a majority of its common stock to Cheviot Mutual Holding Company (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a Subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans, including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Direct Community offering. In addition, as part of the reorganization the Bank will establish a charitable foundation (the "Foundation") to further the Bank's commitment to the local community. The Foundation will be funded with $750,000 of Cheviot Financial stock and $750,000 in cash. The total shares offered for sale to the public and issued to the Foundation will constitute a minority of the Corporation's stock (49.9 percent or less).

Board of Directors
June 13, 2003
Page 2

      The aggregate amount of stock sold by the Corporation cannot exceed the appraised value of the Bank. Immediately following the offering, the primary assets of the Corporation will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank in exchange for 100 percent of the capital stock of the Bank. The Corporation will contribute at least 50 percent of the net offering proceeds in exchange for the Bank's capital stock. The remaining net offering proceeds, retained at the Corporation, will be used to fund a loan to the ESOP, fund the contributions to the Foundation, fund the capital of the MHC, and provide general working capital.

RP Financial, LC.

      RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of the post-conversion business plan, we are independent of the Bank and the other parties engaged by Cheviot Financial to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

      In preparing our appraisal, we have reviewed the Bank's and the Corporation's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended March 31, 1998 through March 31, 2003, various unaudited information and internal financial reports through March 31, 2003 and due diligence related discussions with the Bank's management; Grant Thornton LLP, the Bank's independent auditor; Frost Brown Todd LLC, the Bank's counsel in connection with the reorganization and stock offering; and Keefe, Bruyette & Woods, Inc., the Bank's financial and marketing advisor in connection with the Corporation's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Directors
June 13, 2003
Page 3

      We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stock of all publicly-traded mutual holding companies. We have also considered the expected market for the Bank's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.

      Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

      Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Corporation and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Corporation or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

      Pro forma market value is defined as the price at which the Corporation's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Directors
June 13, 2003
Page 4


Valuation Conclusion

      It is our opinion that, as of June 13, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $47,000,000 at the midpoint, equal to 4,700,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $39.950 million and a maximum value of $54.050 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,995,000 shares at the minimum to 5,405,000 shares at the maximum. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $62.158 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 6,215,750. The Board of Directors has established a public offering range such that the public ownership of the Corporation will constitute a 45% ownership interest of the Corporation including to the issuance of the shares to the Foundation. Accordingly, the offering range of the minority stock will be $17.228 million at the minimum, $20.400 million at the midpoint, $23.573 million at the maximum and $27.221 million at the top of the super range. Based on the public offering range, and inclusive of the shares issued to the Foundation, the public ownership of the shares will represent 45% of the shares issued, with the MHC owning the majority of the shares.

Limiting Factors and Considerations

      Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

      RP Financial's valuation was determined based on the financial condition and operations of Cheviot Savings as of March 31, 2003, the date of the financial data included in the regulatory applications and prospectus.

      RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Board of Directors
June 13, 2003
Page 5


      The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                                Respectfully submitted,
                                                RP FINANCIAL, LC.

                                                William E. Pommerening
                                                Chief Executive Officer

                                                James J. Oren
                                                Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                              CHEVIOT SAVINGS BANK
                                  Cheviot, Ohio

                                                                      PAGE
         DESCRIPTION                                                 NUMBER
         -----------                                                 ------

   CHAPTER ONE          OVERVIEW AND FINANCIAL ANALYSIS

      Introduction                                                     1.1
      Plan of Reorganization                                           1.1
      Strategic Overview                                               1.2
      Balance Sheet Trends                                             1.7
      Income and Expense Trends                                        1.11
      Interest Rate Risk Management                                    1.14
      Lending Activities and Strategy                                  1.15
      Asset Quality                                                    1.18
      Funding Composition and Strategy                                 1.18
      Subsidiary Operations                                            1.19
      Legal Proceedings                                                1.19

   CHAPTER TWO          MARKET AREA

      Introduction                                                     2.1
      National Economic Factors                                        2.2
      Market Area Demographics                                         2.5
      Local Economy                                                    2.7
      Market Area Deposit Characteristics and Competition              2.9
      Summary                                                          2.12

   CHAPTER THREE        PEER GROUP ANALYSIS

      Peer Group Selection                                             3.1
      Basis of Comparison                                              3.2
      Cheviot Savings' Peer Group                                      3.3
      Financial Condition                                              3.6
      Income and Expense Trends                                        3.9
      Loan Composition                                                 3.12
      Interest Rate Risk                                               3.14
      Credit Risk                                                      3.16
      Summary                                                          3.18

RP Financial, LC.

                                TABLE OF CONTENTS
                              CHEVIOT SAVINGS BANK
                                  Cheviot, Ohio
                                   (continued)

                                                                      PAGE
         DESCRIPTION                                                 NUMBER
         -----------                                                 ------

   CHAPTER FOUR         VALUATION ANALYSIS

      Introduction                                                     4.1
      Appraisal Guidelines                                             4.1
      RP Financial Approach to the Valuation                           4.2
      Valuation Analysis                                               4.3
         1. Financial Condition                                        4.3
         2. Profitability, Growth and Viability of Earnings            4.5
         3. Asset Growth                                               4.7
         4. Primary Market Area                                        4.8
         5. Dividends                                                  4.9
         6. Liquidity of the Shares                                    4.10
         7. Marketing of the Issue                                     4.11
               A. The Public Market                                    4.11
               B. The New Issue Market                                 4.16
               C. The Acquisition Market                               4.18
         8. Management                                                 4.19
         9. Effect of Government Regulation and Regulatory Reform      4.19
      Summary of Adjustments                                           4.20
      Basis of Valuation - Fully-Converted Pricing Ratios              4.20
      Valuation Approaches:  Fully-Converted Basis                     4.21
         1. Price-to-Earnings ("P/E")                                  4.25
         2. Price-to-Book ("P/B")                                      4.27
         3. Price-to-Assets ("P/A")                                    4.27
      Comparison to Recent Conversions and MHC Offerings               4.27
      Valuation Conclusion                                             4.28

RP Financial, LC.

                                 LIST OF TABLES
                              CHEVIOT SAVINGS BANK
                                  Cheviot, Ohio

 TABLE
 NUMBER  DESCRIPTION                                                       PAGE
 ------  -----------                                                       ----

  1.1    Summary Balance Sheet Data                                        1.8
  1.2    Historical Income Statement                                       1.12

  2.1    Summary Demographic Information                                   2.5
  2.2    Hamilton County Major Employers                                   2.7
  2.3    Primary Market Area Employment Sectors                            2.8
  2.4    Market Area Unemployment Trends                                   2.9
  2.5    Deposit Summary                                                   2.10
  2.6    Market Area County Deposit Competitors                            2.11

  3.1    Peer Group of Publicly-Traded Thrifts                             3.5
  3.2    Balance Sheet Composition and Growth Rates                        3.7
  3.3    Income as a Percent of Average Assets and Yields, Costs, Spreads  3.10
  3.4    Loan Portfolio Composition Comparative Analysis                   3.13
  3.5    Interest Rate Risk Measures and Net Interest Income Volatility    3.15
  3.6    Credit Risk Measures and Related Information                      3.17

  4.1    Market Area Unemployment Rates                                    4.9
  4.2    Recent Conversion Pricing Characteristics                         4.17
  4.3    MHC Institutions - Full Conversion Data                           4.22
  4.4    MHC Institutions - Implied Pricing Ratios, Full Conversion Basis  4.26
  4.5    Pricing Table:  MHC Public Market Pricing                         4.29

RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

      Cheviot Savings was organized in 1911 and is a state chartered mutual savings and loan association headquartered in Cheviot, Ohio. In addition to the main office, which includes a full service branch, the Bank maintains three other full service branches. All four offices are located in Hamilton County, Ohio. A map of the Bank's office locations is provided in Exhibit I-1. The Bank's primary regulators are the Ohio Division of Financial Institutions, the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation ("FDIC"). Cheviot Savings is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the FDIC. At March 31, 2003, Cheviot Savings had $243.8 million in assets, $195.3 million in deposits and total equity of $35.9 million or 14.7% of total assets.

Plan of Reorganization

      The Board of Directors recently adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization (the "Reorganization"). Pursuant to the Reorganization, Cheviot Savings proposes to remain a state-chartered savings and loan association and reorganize into a federal mutual holding company under OTS regulation. As part of the Reorganization, Cheviot Savings will become a wholly-owned subsidiary of Cheviot Financial, a federal corporation, and Cheviot Financial will issue a majority of its common stock to Cheviot Mutual Holding Company (the "MHC"), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the Reorganization, the MHC will retain $100,000 for initial capitalization and the Corporation will retain up to 50.0% of the net conversion proceeds. Immediately after consummation of the Reorganization, it is not anticipated that the MHC or the Corporation will engage in any business activity other than ownership of their respective subsidiaries.

      The MHC will own a controlling interest in the Holding Company of at least 51%, and the Corporation will be the sole subsidiary of the MHC. The Corporation will also own 100% of the Bank's outstanding stock. The Corporation's initial activity will be ownership of its

RP Financial, LC.
Page 1.2

subsidiary, Cheviot Savings, investment of the net cash proceeds retained at the holding company level (initially in short- and intermediate-term investment securities) and extending a loan to the Bank's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Corporation may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

      In order to enhance the Bank's existing historically strong service and reinvestment activities in the local community, the Reorganization provides for the establishment of a charitable foundation (the "Foundation"). The Bank and the Corporation will create the Foundation and fund it with shares of common stock contributed by the Corporation in an amount equal to 75,000 shares and $750,000 of cash. The Foundation is intended to complement the Bank's existing community reinvestment activities and will be dedicated to the promotion of charitable purposes, including among other things education, community and economic development activities, cultural efforts, not-for-profit groups and other charitable purposes within the communities served by the Bank. Funding the Foundation with shares of common stock of the Corporation will enable the local community served by the Bank to share in the growth and profitability of the Corporation over the long term through dividends and price appreciation. As such, the Bank believes the Foundation will create a high level of community goodwill toward the Corporation and the Bank, increase the Bank's local visibility and further enhance the Bank's reputation for community service, thereby strengthening its community banking franchise.

Strategic Overview

      Cheviot Savings maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Following a period of noticeable investment in commercial real estate and multi-family loans during the mid-1990s, Cheviot Savings' more recent operating strategy has been fairly reflective of a traditional thrift in which lending activities have focused on loans secured by 1-4 family residential property. Such loans have included both first mortgage loans and home equity/lines of credit loans. In the past, retail deposits have constituted the principal components of the Bank's

RP Financial, LC.
Page 1.3

interest-bearing liability base. The Bank's residential mortgage loan portfolio has historically been comprised almost entirely of long-term fixed rate loans. An important recent strategy has included the origination of adjustable rate residential mortgage loans in order to improve the Bank's interest rate risk position, and this is a key strategy of Cheviot Savings going forward. Beyond 1-4 family permanent mortgage loans, the Bank's loan portfolio includes an increasing diversification into residential construction loans, for both yield and interest rate risk reasons. Pursuant to the Bank's current strategic plan, Cheviot Savings will remain primarily a residential real estate lender, with continued little emphasis on commercial real estate or non-mortgage lending. Cheviot Savings has also recently implemented a strategy of selling conforming long-term fixed rate residential loans into the secondary market on a servicing retained basis as a part of the overall interest rate risk management strategy. This practice also permits the Bank to retain contact with customers through the servicing efforts, and recognize income from the gains on sale of the loans.

      Cheviot Savings' emphasis on residential property secured lending serves to limit the credit risk associated with the loan portfolio. This overall presence of low credit risk lending has resulted in substantially lower levels of classified assets and non-performing loans or delinquencies in comparison to the mid-1990 levels, along with lower levels of loan loss provisions. In the most recent fiscal years, the Bank has determined to increase the level of the allowances for loan and lease losses as a conservative planning assumption. In an effort to lessen credit risk, Cheviot Savings emphasizes origination of such loans almost solely in local and familiar markets. Credit risk associated with the loan portfolio is also minimized by the overall large size of the Cincinnati metropolitan area and economy, which includes a diversified employment base and personal income levels that are higher than state and national averages. In recent periods, the primary market area has experienced a relatively stable population base and an employment rate lower than comparative averages.

      For various reasons, including a more than adequate level of retail deposits, Cheviot Savings has also historically maintained a material level of investment of earning assets in various types of investment securities, including mortgage-backed securities. The general objectives of the investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily

RP Financial, LC.
Page 1.4

managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. Investments serve as a supplement to the Bank's lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment portfolio is comprised primarily of cash and cash equivalents, including overnight deposits with the FHLB, U.S. government and agency obligations, FHLB stock and mortgage-backed securities ("MBS"). The MBS portfolio consists solely of adjustable rate instruments, and thus reflects an important part of the Bank's interest rate risk strategy. The Bank has historically held the investment portfolio, including the MBS portfolio, as held-to-maturity, given the intent to hold such investments until maturity.

      Retail deposits and to a much lesser extent, borrowings, have served as the primary interest-bearing funding sources for the Bank. Deposits have generally been adequate enough to fund the Bank's assets, and Cheviot Savings has only utilized minimal levels of borrowings, consisting solely of FHLB advances, over the past several years. The most recent use of borrowed funds have consisted of generally longer-term amortizing FHLB advances, taken down for interest rate risk purposes. Growth in deposits has included a mixture of CDs and transaction and savings accounts. CDs account for the largest portion of the Bank's deposit composition. The Bank does not utilize brokered deposits. Retail deposits are expected to be the primary source to fund the Bank's future growth; however, to the extent additional borrowings are required, FHLB advances would likely continue to be the principal source of borrowings utilized by the Bank.

      Cheviot Savings' earnings base is largely dependent upon net interest income and operating expense levels, reflecting the Bank's emphasis on lending and operating a retail branch network franchise. The Bank has maintained a net interest margin above industry averages, reflecting Cheviot Savings' higher rates earned on the fixed rate residential loan component of the loan portfolio (which has been helped by the recent declining interest rate environment) and the significant balance of low cost core deposit accounts held in the deposit portfolio. Interest rate risk has been managed by an emphasis on maintaining a strong level of short-term liquidity, and adjustable rate investments, including MBS, increasing the balance of adjustable rate residential real estate loans and maintaining a capital position that serves to reduce the level of interest rate sensitive liabilities funding assets. Interest income has been moderated by the

RP Financial, LC.
Page 1.5

overall level of lower yielding cash and equivalents, investment securities and investments held in the balance sheet.

      Operating expenses represent the other major component of the Bank's earnings, and these expenses have been maintained at a level below industry averages in recent years, when viewed as a percent of average assets. The operating expense ratio reflects primarily the impact of the relatively large deposit base maintained by the four branch office network, resulting in efficient use of bank personnel and facilities. The Bank's increased capital position following the infusion of conversion proceeds is expected to facilitate additional leveraging of the operating expense ratio. At the same time, Cheviot Savings will incur additional operating expenses following the conversion, including expenses associated with the stock benefit plans and, thus, leveraging of the operating expense ratio is not expected to be significant following the conversion.

      The post-conversion business plan of the Bank is expected to continue to focus on products and services which have facilitated the recent growth of the Bank. Specifically, Cheviot Savings will continue to be an independent community-oriented financial institution with a commitment to local real estate mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows.

      The Bank's Board of Directors has elected to pursue the minority stock offering in order to improve the competitive position of Cheviot Savings. The additional capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Cheviot Savings as well as support the expansion of the Bank's strategic focus of providing competitive community banking services in its local market area. Cheviot Savings' higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through establishing additional branches in markets currently served by the Bank's branch network or surrounding regional markets. In addition, the Bank or the Corporation will consider branch acquisitions, acquisitions of other regional thrifts or commercial banks and acquisitions of other financial service providers. Cheviot Savings' higher capital position resulting from the infusion of conversion proceeds will also serve to reduce interest rate risk, through enhancing the Bank's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds

RP Financial, LC.
Page 1.6

realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank's future funding needs, which may facilitate a reduction in Cheviot Savings' funding costs. The Bank's projected internal use of proceeds are highlighted below.

      o MHC. The Corporation intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Corporation. Such cash is expected to be invested into low risk liquid investments.

      o Cheviot Financial. The Corporation is expected to retain up to 50% of the net conversion proceeds. At present, funds at the Corporation level are expected to be utilized to fund the stock and cash portion of the Foundation, the ESOP, and the MHC. Cheviot Financial has also indicated an intention to begin paying cash dividends shortly after completing the conversion. The remaining funds held at the Corporation are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the continued payment of regular cash dividends.

      o Cheviot Savings. Approximately 50% of the net conversion proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. The increase in capital will be less, as the amount to be borrowed by the ESOP to fund an 8.0% stock purchase will be deducted from capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

      Overall, it is the Bank's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Cheviot Savings' operations. The Bank has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity, until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

RP Financial, LC.
Page 1.7

Balance Sheet Trends

      From March 31, 1999 through March 31, 2003, Cheviot Savings exhibited annual asset growth of positive 1.8% (see Table 1.1). During this period, the Bank's interest-earning asset composition experienced an increase in the proportion of loans receivable from 55.6% of assets at fiscal year end 1999 to 74.8% of assets at March 31, 2003. Until the most recent fiscal year, asset growth has been funded with deposits and retained earnings. The Bank's audited financial statements are incorporated by reference in Exhibit I-2, and a summary of Cheviot Savings' key operating ratios for the past five fiscal years are presented in Exhibit I-3.

      Cheviot Savings' loans receivable portfolio increased at a 9.7% annual rate from fiscal year end 1999 through March 31, 2003, with the portfolio exhibiting positive growth each year. The most notable loan growth occurred during fiscal 2002 and 2003, with net loan growth approximating $38.9 million over the two year time period. Loan growth has been sustained by the Bank's recent emphasis on residential lending in the local community. The practice of selling conforming, long-term fixed rate residential mortgage loans in the secondary market has only been recently started, and the Bank had a portfolio of loans serviced for others in the amount of $479,000 as of March 31, 2003.

      Cheviot Savings' historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 85.9% of total loans receivable consisted of 1-4 family mortgage loans at March 31, 2003. Recent growth trends in the Bank's loan portfolio show increased concentration by the Bank into the lower risk residential loans. Specifically, commercial real estate and multi-family loans decreased from 27.0% of total loans receivable at March 31, 1999 to 7.4% of total loans receivable at March 31, 2003. As the result of this decline, the Bank's 1-4 family loans, including home equity loans, increased from 70.8% to 85.9% of total loans outstanding at March 31, 1999 and March 31, 2003, respectively. Over the same time period, the balance of construction loans increase from 2.0% to 6.5%, another indication of the focus on residential real estate secured lending by the Bank. Consumer and other non-mortgage loans have remained minimal activities for the Bank, equaling 0.2% of total loans outstanding at both March 31, 1999 and March 31, 2003, respectively.

RP Financial, LC.
Page 1.8

      The intent of the Bank's investment policy is to provide adequate liquidity within the context of supporting Cheviot Savings' overall credit, reinvestment, liquidity and interest rate risk objectives. As such, the Bank's cash and investment securities portfolio has included cash and cash equivalents, consisting of funds on overnight deposit with other financial institutions, the Federal Home Loan Bank and federal funds sold. Cheviot Savings has also invested to a more moderate extent in low risk U.S. government and agency securities. Over the past five years, the Bank's level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 13.6% of assets at fiscal year end 2003 to a high of 22.2% of assets at March 31, 1999. The general decline in cash and investment reflects the effects of the overall increase in the loan portfolio as a percent of the asset base. As of March 31, 2003, the investment portfolio was comprised primarily of cash and cash equivalents ($24.4 million), FHLB stock ($2.7 million), U.S. government and agency obligations ($6.0 million), and municipal obligations ($0.1 million). Exhibit I-4 provides detail of the Bank's investment portfolio. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities.

      Mortgage-backed securities comprise the balance of the Bank's interest-earning assets composition, serving as an investment alternative to deploy excess liquidity, and such investments have comprised a noticeable balance in recent years due to the level of available funds. Such investments are also adjustable rate instruments, assisting in interest rate risk management. As Cheviot Savings' recent investment philosophy has been to invest available funds into whole loans receivable, in recent years investment in MBS has been limited. As of March 31, 2003, mortgage-backed securities classified as held-to-maturity totaled $23.6 million.

      Real estate owned assets have decreased over the last four fiscal years, to a balance of $141,000, or 0.1% of assets as of March 31, 2003. This amount reflects successful efforts to resolve prior problem assets, and adequate lending policies and procedures to prevent additional problem assets. The real estate owned portfolio is comprised entirely of 1-4 family residential real estate property.

      Table 1.1 also presents trends in the level of fixed assets since March 31, 1999, and illustrates that the Bank has operated with relatively low levels of investment in fixed assets, as the office facilities have been renovated or constructed prior to 1999. As of March 31, 2003,

RP Financial, LC.
Page 1.9

fixed assets totaled $3.0 million, or 1.24% of assets, below industry averages of approximately 1.5% of assets. The relative investment in fixed assets positively impacts the Bank's reported income, as the Bank experiences lower depreciation expense and lower losses of interest income.

      Over the past five years, Cheviot Savings' funding needs have been substantially met through retail deposits, borrowings, internal cash flows and retained earnings. From fiscal year end 1999 through March 31, 2003, the Bank's deposits decreased at an annual rate of 0.02%, as Cheviot Savings restricted deposit growth due to adequate available funds. As of March 31, 2003, CDs and transaction and savings accounts represented 61.7% and 38.3% of the Bank's total deposits, respectively. Since fiscal 1999, Cheviot Savings' transaction and savings accounts have increased by $28.6 million, or 62%, to a total of $74.3 million. During this time, savings, NOW and money market deposit accounts all increased in balance. As of March 31, 2003, the Bank had no brokered CDs.

      Borrowings serve as an alternative funding source for the Bank to support control of deposit costs and to aid in interest rate risk management. The Bank has used borrowings to a noticeable extent only in the most recent fiscal year, and as of March 31, 2003, borrowings held by Cheviot Savings totaled $10.8 million, or 5.2% of total deposits and borrowings. All of the borrowings held by Cheviot Savings at March 31, 2003 consisted of FHLB advances, with the advances having maturity dates of 2012 or 2013. The borrowings are amortizing advances, reducing the projected future balances. Anticipated deposit growth, the offering proceeds, and internal cash flows are expected to adequately address most of the Bank's funding needs in the foreseeable future. To the extent additional borrowings may be utilized by the Bank, such borrowings would likely consist of FHLB advances.

      Since fiscal year end 1999, positive earnings translated into an annual capital growth rate of 5.6% for the Bank. Capital growth outpaced the Bank's asset growth rate, as Cheviot Savings' equity-to-assets ratio increased from 12.7% at fiscal year end 1999 to 14.7% at March 31, 2003. All of the Bank's capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2003. The addition of conversion proceeds will serve to strengthen Cheviot Savings' capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the

RP Financial, LC.
Page 1.10

Bank's increased pro forma capital position, Cheviot Savings' ROE can be expected to be below industry averages following its conversion.

Income and Expense Trends

      Table 1.2 shows the Bank's historical income statements from fiscal year 1999 through fiscal year 2002. The Bank reported positive earnings over the past five years, ranging from a low of 0.47% of average assets during fiscal 1999 to a high of 0.99% of average assets during fiscal 2003. Consistent with the Bank's thrift operating strategy, net interest income and operating expenses have been the dominant factors in Cheviot Savings' earnings. Non-interest operating income remains only a minor addition to the income statement, while for fiscal 2000 and 2001, loan loss provisions were a minor factor in the Bank's earnings. Non-operating items have also been a minor factor in the Bank's earnings, historically consisting of gains on the sale of REO.

      Cheviot Savings maintained a net interest margin between 2.60% and 3.44% of average assets throughout the period shown in Table 1.2, although the net interest margin was consistently in the range of 2.64% to 2.74% until fiscal 2003. During the most recent fiscal year, the net interest margin has expanded due to the Bank's maintenance of a relatively high concentration of fixed rate residential loans in portfolio, while at the same time deposit interest costs have been declining noticeably. The overall level of interest income has declined due to the low yields earned on the sizable cash, cash equivalents and investment securities portfolios, while deposit costs are favorably affected by the balance of core deposits (savings accounts) held in portfolio. During fiscal 2003, Cheviot Savings allowed certain higher cost certificates of deposit to leave the Bank, further lowering the overall cost of funds. The Bank's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

      Sources of non-interest operating income have been a minor contributor to the Bank's earnings in recent years, as Cheviot Savings has historically operated with a traditional strategy and a philosophy of limiting fees and charges imposed on the customer base. During the last three fiscal years, non-interest operating income has remained at 0.07% of average assets and

RP Financial, LC.
Page 1.11

consisted of minimal fees and charges on the deposit base and rental income on office space. With the exception of income recognized on the sale of loans into the secondary market, at this time, the Bank has no plans to further diversify into activities that would generate substantial additional non-interest operating income and, thus, Cheviot Savings' earnings can be expected to remain dependent upon the net interest margin.

      Operating expenses represent the other major component of the Bank's earnings, ranging from a low of 1.60% of average assets in fiscal 1999 to a high of 1.88% of average assets in fiscal 2003. With the exception of fiscal 2002, such expenses as a percent of average assets have increased steadily over the time period shown in Table 1.2. The relatively low operating expense ratio for the Bank reflects the traditional operating posture of Cheviot Savings, the large asset and deposit bases operated out of the four branch office network, and an efficient employee base. In addition, the most recent significant fixed asset expense were certain renovations in 1997 to one of the Bank's offices. Thus, the Bank does not have significant investment in, or depreciation expense related to the offices. However, upward pressure will be placed on the Bank's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Bank capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

      Overall, the general trends in the Bank's net interest margin and operating expense ratio since 1999 reflect an increase in the Bank's core earnings, as indicated by the Bank's expense coverage ratio (net interest income divided by operating expenses). Cheviot Savings' expense coverage ratio equaled
1.65 times in fiscal 1999, versus a comparable ratio of 1.79 times during the twelve months ended March 31, 2003. Similarly, Cheviot Savings' efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 54.7% for twelve months ended March 31, 2003 was more favorable than the 58.0% efficiency ratio maintained in fiscal 1999.

      Loan loss provisions have followed a fluctuating trend in the last five fiscal years. During fiscal 1999, the Bank incurred loan loss provisions of $1.0 million, representing final efforts to resolve prior asset quality issues that surfaced during the mid-1990s. For fiscal years 2000 and 2001, loan loss provisions had a limited impact on the Bank's earnings, reflecting

RP Financial, LC.
Page 1.12

Cheviot Savings' maintenance of more favorable credit quality measures and generally stable trends in the local real estate market and economic conditions. The higher level of loss provisions established during the most recent two fiscal years reflects the need for a higher allowance due to the higher loan portfolio balance, and the Bank's assessment of the loan portfolio quality and other factors related to the collectibility of the loan portfolio. As of March 31, 2003, the Bank maintained allowance for loan losses of $735,000, equal to 96.97% of non-performing assets and accruing loans more than 90 days past due and 0.40% of net loans receivable. Exhibit I-6 sets forth the Bank's allowance for loan loss activity during the past two years.

      The Bank's traditional operating strategy has also resulted in minimal levels of non-operating income or expense items. Since fiscal 1999, Cheviot Savings' income statement has recorded minor levels of income or expense in the areas of gains or losses on the sale of real estate owned and rental income on real estate owned, received prior to the sale of such properties. During fiscal 2003, the Bank began the process of selling loans into the secondary market on a servicing retained basis, and recorded gains on the sale of such loans equal to $14,000. This activity is expected to continue into the future. The current low level of real estate owned properties will minimize income from this source. During fiscal 2003, the Bank also recorded a one-time gain on the settlement of a prior loan credit in the amount of $110,000.

      The Bank's effective tax rate has approximated 34% over the past five fiscal years. Going forward, the effective tax rate is expected to approximate 34%.

Interest Rate Risk Management

      Certain interest rate risk calculations provided by the OTS indicate that Cheviot Savings is subject to a level of interest rate risk. As of December 31, 2002, the Net Portfolio Value ("NPV") analysis provided by the OTS indicated that a 2% instantaneous and sustained increase in interest rates would result in a 21% decline in the Bank's NPV (see Exhibit I-7).

      The Bank manages interest rate risk from both the asset and liability sides of the balance sheet. On the asset side of the balance sheet, Cheviot Savings maintains a balance of short-term liquid funds, emphasizes investment in short-term or adjustable rate investments, including

RP Financial, LC.
Page 1.13

adjustable rate MBS, and has strived to increase the balance of adjustable rate residential mortgage loans held in portfolio. The Bank has also acted to increase the balance of residential construction loans, which are of short-term nature. A more recent strategy includes the sale of conforming long-term fixed rate residential loans into the secondary market and. On the liability and equity side of the balance sheet, management of interest rate risk has been pursued through maintaining an adequate capital position and through emphasizing less interest rate sensitive and lower costing transaction and savings accounts, and acquiring longer-term borrowings at fixed interest rates to offset the negative impact of longer-term fixed rate loans in portfolio. As of March 31, 2003, of the total loans due after March 31, 2004, ARM loans comprised 14% of the balance of those loans (see Exhibit I-8).

      The infusion of stock proceeds will serve to further limit the Bank's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

      Cheviot Savings' lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank includes 1-4 family construction loans, home equity loans and lines of credit, commercial real estate loans and a small balance of consumer loans. Exhibit I-9 provides historical detail of Cheviot Savings' loan portfolio composition over the past five years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of March 31, 2003.

      At March 31, 2003, the Bank's loan portfolio was concentrated in 1-4 family residential mortgage loans (including home equity loans and lines of credit), totaling $163.2 million, or 85.9% of loans receivable. The Bank originates permanent first mortgage loans (both adjustable rate and fixed rate) for portfolio, although the Bank has recently been approved for and has begun sales of certain fixed rate loans into the secondary market. While such sales have been minimal to date, Cheviot Savings intends to continue to expand the level of loan sales (such loans are sold to the FHLB of Cincinnati), and the loans will be sold servicing retained. A key

RP Financial, LC.
Page 1.14

emphasis in recent years has been the focus on originations of adjustable rate mortgage ("ARM") loans for portfolio. Residential ARM loans generally have up to 30 year terms and an interest rate that adjusts every one, three, or five years in accordance with an index tied to the U.S. treasury securities of a constant comparable maturity. The Bank generally offers discounted initial rates, and the loan terms include caps on the allowable changes in the interest rate over the life of the loans. Fixed rate residential loans originated by Cheviot Savings include terms of 15, 20 or 30-years, with loan-to-value ("LTV") ratios of 85% or more requiring private mortgage insurance.

      Cheviot Savings also originates construction loans on local residential and commercial property, as a key business strategy to enhance the overall yield of the loan portfolio, shorten the term to maturity of the loan portfolio, and increase the Bank's presence in the local market area in connection with builders and real estate agents. Construction loans are made on sites that are either pre-sold or, to a lesser extent, speculative homes. Construction loan terms include a maximum LTV of 85%, 1% closing costs, and terms of no more than one year. The Bank limits the number of in-process construction projects with a single builder in order to limit the credit risk of this lending activity.

      An additional loan product that was recently implemented by the Bank is a home equity loan which is typically originated for up to 85% of the appraised value, less the amount of any existing liens on the property. This loan product is reflective of the Bank's recent business strategy of lending on residential property and providing a broader range of products and services to the customer base. Home equity loans are generally adjustable rate loans tied to the prime rate of interest and carry a maximum 20-year term. This type of lending will continue to be emphasized in the future due to the acceptable yields and credit risk associated with these loans, along with the benefits in terms of interest rate risk (the loans adjust with any change in the prime rate of interest).

      Cheviot Savings has historically been a moderately active originator of commercial real estate loans, consisting of loans on multi-family property and on certain non-residential real estate property. In recent years, the Bank has de-emphasized such lending to a certain degree, although this type of lending remains attractive due to the higher yields and adjustable rate nature of these loans. Such loans totaled $14.1 million as of March 31, 2003 and consisted of

RP Financial, LC.
Page 1.15

loans secured by various small, local commercial business properties and certain multi-family buildings in the local market areas served by the Bank's offices. In order to take advantage of local lending opportunities, provide for higher asset yields and to position the Bank as a more full-service financial institution, Cheviot Savings intends to continue to offer such non-residential mortgage loans, however there is not expected to be a material increase in lending activity in this area. The portfolio will likely be maintained rather than increased noticeable. The Bank has in place sufficient experienced personnel in this area of lending in order to facilitate this limited activity going forward.

      Non-mortgage lending (either consumer lending or commercial business lending) for Cheviot Savings has been limited to a small balance of loans on customer savings deposits. The Bank has pursued a lending strategy of focusing on real estate-related assets, as such loans contain lower credit risk and are more efficient to originate and service due to the higher average balance. In addition, the Bank does not have in place the required staffing or systems to support or operate a non-mortgage lending department at a size that would be efficient. Thus Cheviot Savings does not intend to pursue non-mortgage lending to a noticeable degree. Should market conditions dictate an increased emphasis on these non-mortgage loan types, the Bank, following appropriate research and analysis, may implement increased levels of non-mortgage lending.

      Exhibit I-11 provides a summary of the Bank's lending activities over the past three years, which shows that originations of 1-4 family permanent mortgage loans accounted for $122.3 million, or 77% of the Bank's total lending volume. Originations of 1-4 family loans were notably higher during fiscal 2002 and 2003 compared to fiscal 2001 ($51.7 million versus $18.8 million), which was supported by a higher demand for loans to be refinanced. The stronger demand for loan refinancings also translated in higher repayments during fiscal 2002 and 2003. The Bank has only recently begun following a strategy of selling qualifying fixed rate residential loans into the secondary market. Construction lending constituted the Bank's second most active area of lending during the past three years, with such originations totaling $11.8 million during fiscal 2003 and $3.7 million during fiscal 2002. The remaining loans originated during fiscal 2003 were commercial real estate/multi-family ($6.8 million) and consumer ($0.2 million).

RP Financial, LC.
Page 1.16

Asset Quality

      The Bank's balance of non-performing assets and accruing loans that are more than 90 days past due has shown a favorable downward trend over the past five fiscal years, equaling 3.24% and 0.15% of assets as of March 31, 1999 and March 31, 2003, respectively. The improvement in credit quality has been realized through resolution of problem assets, as well as through more aggressive oversight of the loan portfolio and through improved, more selective underwriting. As shown in Exhibit I-12, the Bank's balance of problem assets at March 31, 2003 consisted of $58,000 of loans greater than 90 days delinquent still accruing, non-accruing loans of $157,000 and $141,000 of real estate owned. The non-accruing loan balance consisted solely of 1-4 family residential loans.

      The Bank reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Bank maintained valuation allowances of $735,000 at March 31, 2003, equal to 0.40% of net loans receivable and 206.5% of non-performing assets and accruing loans more than 90 days past due.

Funding Composition and Strategy

      Deposits have consistently accounted for the Bank's primary source of funds and at March 31, 2003 deposits equaled 95% of Cheviot Savings' interest-bearing funding composition. Exhibits I-13 and I-14 provide the interest rate and maturity composition of the CD portfolio at March 31, 2003. CDs represent the largest component of the Bank's deposit composition, with Cheviot Savings' current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2003, the CD portfolio totaled $120.6 million or 61.7% of total deposits and 79.7% of the CDs were scheduled to mature in one year or less. As of March 31, 2003, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $28.4 million or 24% of total CDs. Cheviot Savings does not hold any brokered CDs in portfolio. Deposit rates offered by the Bank are generally in the middle of the range of rates offered by local competitors.

RP Financial, LC.
Page 1.17

      Lower cost savings and transaction accounts comprise the balance of the Bank's deposit composition, with such deposits amounting to $74.7 million or 38.3% of total deposits at March 31, 2003. Over the past year, the Bank's concentration of transaction and savings accounts comprising total deposits has increased, as transaction and savings account deposits equaled 34.6% of Cheviot Savings' total deposits at fiscal year end 2003. The increase in core deposits as a percent of total deposits was realized through growth of checking, savings and money market accounts, and a decline in the level of certificates of deposit. Due to funds availability targets and funding cost issues, the Bank was not aggressive in pricing certain longer term certificates of deposit during fiscal 2003, resulting in the decline in balance.

      Borrowings, consisting entirely of FHLB advances, have been utilized by the Cheviot Savings in the most two recent fiscal years, primarily to assist in interest rate risk management and to support expansion of operations. The Bank maintained $10.8 million of borrowings at March 31, 2003, versus a zero balance as of March 31, 2001. Exhibit I-15 provides further detail of Cheviot Savings' borrowing activities during the past three fiscal years. The advances are fixed rate, amortizing advances with maturities of approximately 2012 and 2013. Cheviot Savings' deposit growth, internal funding and stock proceeds are expected to be adequate enough to fund the substantial portion of the Bank's lending and investment activities for the intermediate-term. To the extent additional borrowings are utilized by the Bank, such borrowings would most likely consist of FHLB advances.

Subsidiary Operations

      As of March 31, 2003, Cheviot Savings did not have any operating subsidiaries.

Legal Proceedings

      Cheviot Savings is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

Cheviot Savings Bank
Page 2.1

                                 II- MARKET AREA

Introduction

      The Bank conducts operations in the western portion of Hamilton County, Ohio through its headquarters office location in the city of Cheviot, Ohio, located approximately 10 miles west of downtown Cincinnati, two branch offices in the western section of Hamilton County, and one branch approximately 20 miles west of Cincinnati in the city of Harrison, Ohio, near the Indiana state line. Hamilton County represents the Bank's primary market area, with a majority of the Bank's business conducted there, with the remaining business operations conducted in the Cincinnati metropolitan area, which includes Warren, Butler and Clermont Counties. The Bank also conducts a moderate level of business in the southeastern Indiana region, primarily in Dearborn, Ripley, Franklin and Union. Hamilton County had a population of approximately 835,000 as of the year 2002, representing a decline from 866,000 as of the 1990 census. Hamilton County is a primarily developed and urban county. Exhibit II-1 presents a list of the office locations.

      The city of Cincinnati evolved on the basis of its location on the Ohio River at the junction of the Miami and Licking Rivers. The corresponding availability of river traffic led to the development of industrial facilities, and the city became a regional urban center. At present, the local economy has been diversified to a noticeable extent into most economic sectors, with services, trade and manufacturing employment remaining the most prominent employment sectors in Hamilton County. All four of the Bank's offices are located in Hamilton County. Thus the Bank considers its primary market area to include this county, and to a lesser extent, the surrounding regions.

      The Bank holds a minimal market share of deposits in Hamilton County (approximately 0.7%), and thus has potential for additional growth if given the opportunity to establish a wider branch office network. Cheviot Savings competes with a number of national, regional and locally-based financial institutions. The primary larger commercial bank competitors include The Provident Bank, Fifth Third Bank, U.S. Bank, National Association, The Huntington

Cheviot Savings Bank
Page 2.2

National Bank, while locally headquartered savings bank competitors include Guardian Savings Bank, Union Savings Bank, People's Community Bank and Harrison Building and Loan Association. In addition, the Bank faces competition from mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial intermediaries. Over the past couple of years, the competitive factors have intensified with the growth of electronic delivery systems (particularly the Internet).

      Future growth opportunities for the Bank depend on future growth and stability of the regional economy (in particular the areas surrounding the Bank's office locations), demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area, and the relative impact on value.

National Economic Factors

      The future success of the Bank's operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, economic data at the beginning of the second quarter of 2002 provided indications that the economic recovery was tapering off, based on a slower rate of expansion in the manufacturing sector and a decline in construction activity. However, consumer spending remained strong in the second quarter as evidenced by a surge in retail sales. Likewise, the lower interest rate continued to support strong demand for housing in the second quarter.

      Indications that the economy's recovery was weakening became more pronounced at the beginning of the third quarter of 2002. Manufacturing activity declined and a decline in consumer confidence translated into soft retail sales. Notwithstanding the decline in consumer confidence and weak labor market, consumer spending remained strong in the third quarter for purchases of homes and cars. However, consumer confidence fell to a nine-year low at the beginning of the fourth quarter, reflecting the impact of stock market losses, war fears and a sagging economic recovery. The economy generally grew slowly through the end of 2002, while business spending in all sectors continued to be limited. Job growth was also negatively

Cheviot Savings Bank
Page 2.3

impacted by the curtailment in business spending, as the national unemployment rate reached an eight-year high of 6.0% in November 2002. Led by more cuts in the manufacturing sector employment contracted further in December 2002, while GDP growth in the fourth quarter of 2002 slowed to an annual rate of 1.1%. Despite the slumping economy, historically low mortgage rates continued to support a strong housing market for the fourth quarter of 2002.

      Economic data for January 2003 suggested that the economy was starting to improve, as the U.S. unemployment rate fell to a three-month low of 5.7%. Also, retail sales and manufacturing activity for January showed unexpected strength, although prospects for future growth remained uncertain as the February consumer sentiment index dropped to a nine-and-a-half year low. War fears and higher energy prices cast a pall over the economy in February, as jobless claims rose to a two-month high and retail sales declined. The commencement of the war with Iraq in mid-March 2003 resulted in a slowdown in consumer spending, including travel and related spending, due to the uncertainty of the outcome and length of the war. The one bright spot in the economy remained the housing market, which continued its strength due to the record low interest rate environment. The end of the major war action in Iraq by mid-April 2003 failed to provide significant positive impact on the stock market and the future strength of the nation's economy remained clouded. During the remainder of April and all of May 2003, the national economy continued on a slow growth course, with various indicators showing weaknesses in certain economic sectors and growth in others. Unemployment increased to 6.1% for March 2003, indicating that job creation remained low. The stock market increased noticeably as investors believed that the economy would show improvement in the near future.

      In terms of interest rate trends over the past year, interest rates eased lower at the beginning of the second quarter of 2002 as the economic recovery showed signs of faltering. At its early-May meeting, the Federal Reserve left rates at a 40-year low, stating that the risks of economic weakness and inflation were equally balanced. The mild downward trend in interest rates continued through the end of the second quarter, as selling pressure in stocks and political turmoil abroad further added to the attractiveness of U.S. Treasuries as a safe investment alternative. The extended sell-off in the stock market and indications of a weakening economic recovery provided for further easing of interest rates during most of the third quarter, with the

Cheviot Savings Bank
Page 2.4

yield on the U.S. Treasury note falling below 4.0% for the first time in 40 years in early-September 2002.

      Interest rates settled below four percent through the balance of the third quarter and into the beginning of the fourth quarter of 2002, as the Federal Reserve elected to hold interest rates steady at its late-September meeting but hinted at the possibility of lowering rates in the fourth quarter. The yield on the 10-year bond moved back above 4.0% in mid-October, due to a recovery in the stock market. However, bond prices strengthened in late-October, primarily on the basis of more weak economic data and growing expectations of an interest rate cut by the Federal Reserve. An unexpectedly large half a percentage point rate cut by the Federal Reserve and a sell-off in the stock market served to extend the bond market rally into early-November. Interest rates edged higher in late-November and early-December, as investors shifted more money to stocks from bonds. Bond prices strengthened at the close of 2002, with the yield on the U.S. Treasury note falling back below 4.0%. The struggling economy and growing geopolitical concerns were noted as factors that contributed to the rebound in bond prices.

      A rally in the stock market pushed interest rates higher at the beginning of 2003, although bond prices recovered in late-January on more soft economic data and a decline in stocks. The Federal Reserve left rates unchanged at its late-January meeting, indicating that the risks between weakness and inflation were balanced. Despite signs of a strengthening economy, Treasury prices moved higher in mid-February on the threat of war with Iraq and a downward trend in stocks. Signs of a stalling economic recovery and a sell-off in equities extended the downward trend in interest rates through early-March, sending U.S. Treasury yields to their lowest level since 1958. Comparatively, interest rates moved higher in mid-March, as stocks rallied sharply higher on expectations of a quick and decisive U.S. led strike on Iraq. Interest rates remained quite steady during the approximate month-long war with Iraq, both in the long- and short-term areas. During April and May 2003, interest rates again declined as the Federal Reserve again indicated a potential for deflation to occur, and the continued expectations for an additional interest rate cut at the Fed's late June 2003 meeting. Interest rates again hit 40- and 50-year lows in mid-June 2003. As of June 13, 2003, one- and ten-year U.S. government bonds were yielding

Cheviot Savings Bank
Page 2.5

0.91% and 3.10%, respectively, versus comparable year ago rates of 2.09% and 4.91%. Historical interest rate trends are presented in Exhibit II-2.

Market Area Demographics

      Table 2.1 presents information regarding the demographic and economic trends for the Bank's market area from 1990 to 2002 and projected through 2007, with additional data provided in Exhibit II-3. Data for the nation and the State of Ohio is included for comparative purposes. The Bank's Hamilton County market area contained a total population of approximately 835,000 as of 2002. The four market area zip codes that contain the Bank's branches (45211-Glenmore, 45239-Cheviot Road, 45248-Bridgetown, and 45030-Harrison), reported a total population of 104,000 as of 2002, with zip code 45211 and 45239 reporting the largest population base. Hamilton County, along with the Glenmore and Cheviot Roads zip codes reported a declining population base since 1990 comparative data, and the Harrison zip codes reported population growth lower than statewide averages. These results are less favorable than the state (an annual increase of 0.4%), and well below the national average (an annual increase of 1.3%). These population trends represent a limiting trend for Bank as they are indicative of a relatively slow growth market area and a lack of an influx of new residents that may require banking services. The Bridgetown market area zip code reflects the most positive area location. The number and growth of households performed somewhat better over the same time period, although this reflects a national trend towards a lower average household size and an increase in the number of households overall. In addition, the declining population and household trends described above are forecasted to decline even further over the next five years, indicating that the situation is not expected to improve in the foreseeable future.

      Examination of another characteristic of the Bank's market area, median household income and per capita income, revealed that median household income levels in the Bridgetown and Harrison zip codes are noticeably above statewide and Hamilton County averages, while income levels in Cheviot were closer to the Hamilton county averages. The Glenmore zip code reported low income levels and income characteristic. Similarly, per capita income levels were lowest in Glenmore and highest in Bridgetown, with Bridgetown the only area well above statewide and nationwide averages. These income statistics are also evident in the household

Cheviot Savings Bank
Page 2.6

income distribution figures of Table 2.1, with Bridgetown having the highest distribution of income and Glenmore the lowest income characteristics.

Local Economy

      The greater Cincinnati metropolitan area has been historically and continues to have a relatively well diversified economy, with employment in most large economic sectors. The area is home to a significant number of Fortune 500 companies, along with many mid-sized and smaller companies with no specific concentration in one industry. As is typical of large urban centers, the services industry is the largest economic employment sector, and the area has experienced a decline in manufacturing employment, similar to other metropolitan areas. Cincinnati's location between the heavily populated Northeastern U.S. and the Midwestern U.S. is an attractive factor for many large companies to locate operations in the area. As shown in the table below, the employment base is well diversified, a positive operating factor for financial institutions as there is no dependence on one area of the economy.

                                    Table 2.2
                         Hamilton County Major Employers

                                                                 Approximate
       Employer                     Industry/Product            of Employees
       --------                     ----------------            ------------

      University of Cincinnati         Education                   14,084
      Proctor & Gamble Company         Consumer Goods              13,700
      Health Alliance of Greater Cin.  Health Care                 13,505
      Kroger Co.                       Supermarket Chain           12,000
      GE Aircraft Engines              Aircraft Engines             7,500
      Mercy Health Partners            Health Care                  7,223
      Cincinnati Public Schools        Education                    7,132
      TriHealth, Inc.                  Health Care                  6,758
      City of Cincinnati               Local Government             6,500
      Cincinnati Children's Hosp.
        Med. Ctr.                      Health Care                  6,433
      Fifth Third Bank                 Banking                      6,427
      Hamilton County                  Local Government             6,000
      Federated Department Stores      Retail Goods                 5,000
      Cinergy                          Energy                       4,828
      Delta Air Lines                  Airline Travel               4,500

      Source: County Chamber of Commerce, as of 2003.

Cheviot Savings Bank
Page 2.7

      As shown in Table 2.3 below, the State of Ohio and Hamilton County reported the largest proportion of employment in services, wholesale/retail trade, manufacturing and government, indicative of a relatively diversified employment base. Hamilton County recorded a higher level of services employment, while the state of Ohio reported higher levels of manufacturing employment. Overall, however, the employment base of Hamilton County was quite similar to the statewide averages. Finance, insurance and real estate employment was higher in Hamilton County than the state, indicative of the many large commercial banking companies that operate in Cincinnati. The presence of a lower level of manufacturing employment generally is a favorable characteristic, as the manufacturing sector of the economy has been declining for a number of decades. See Exhibit II-4 for additional data and details.

                                    Table 2.3
                     Primary Market Area Employment Sectors
                            (Percent of Labor Force)

Employ. Sectors                  Ohio      Hamilton
---------------                  ----      --------

Services                         29.7%       35.2%
Wholesale/Ret. Trade             22.3        22.4
Manufacturing                    16.1        13.6
Government                       12.0         9.5
Finance, Ins., Real Estate        7.5         8.8
Construction                      5.3         5.1
Transportation/Public Util.       4.4         4.6
Agriculture                       1.5         0.1
Other                             1.2         0.7
                                -----       -----
                                100.0%      100.0%

Source: REIS DataSource.

      As shown in Table 2.4, similar to national trends, unemployment in Ohio has increased in the last twelve months, while more urban Hamilton County's unemployment rate has declined. Hamilton County's unemployment rate is also lower than the comparative averages. The lower unemployment rate in Hamilton County is a favorable sign as it reflects a certain availability of employment for workforce employers, however this characteristic is assisted by the stable

Cheviot Savings Bank
Page 2.8

or declining population base in Hamilton County, which places less pressure on employment statistics.

                                    Table 2.4
                              Cheviot Savings Bank
                         Market Area Unemployment Trends

                                     April 2002        April 2003
            Region                  Unemployment      Unemployment
            ------                  ------------      ------------

            United States                5.5%              5.8%
            Ohio                         5.7%              6.1%
            Hamilton County              5.0%              4.6%

            Source: U.S. Bureau of Labor Statistics.

Competition

      Due to the size of the Hamilton County market in which the Bank operates, Cheviot Savings holds a minimal market share of deposits in that county of 0.7% (see Table 2.5). However, this places the Bank with the 13th largest market share of deposits in Hamilton County, out of a total of 47 competitors. This indicates the current number of smaller competitors within Hamilton County. With the current market share below 1%, additional deposit growth in Hamilton County may be achievable (with a larger branch office network), particularly as Cheviot Savings competes with a number of regional and super-regional competitors, along with a number of locally-based financial institutions. The largest competitors in the Bank's market area are listed in Table 2.6. In addition, the Bank faces competition from mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial intermediaries. Over the past couple of years, the competitive factors have intensified with the growth of electronic delivery systems (particularly the Internet).

      Forecasts of continued stable or losses in population and households in the Bank's primary market area suggests that there will be relatively less deposit growth for local financial institution branches in the future. Table 2.5 displays deposit trends for thrifts and commercial banks in Hamilton County from 1998 to 2002. Since 1998, deposit growth in Ohio has been positive for commercial banks, while savings institutions have lost an average of 4.6% of

Cheviot Savings Bank
Page 2.9

deposits annually over the three year period. Commercial banks continue to maintain the majority of deposit funds in the state of Ohio, approximately 85% of all deposits as of the most recent date.

      Within the Hamilton County regional market area, Cheviot Savings recorded a minimal decline in deposits over the four-year period, while Hamilton County recorded relatively strong growth of 11.7% annually. In Hamilton County, savings institutions deposits decreased at a 6% annual rate, while commercial bank deposits increased by a strong 14.6% annually. Commercial banks have over 90% of deposit funds in Hamilton County.

      Within the Bank's market area zip codes, zip codes 45211 and 45239 have experienced declines in deposits since 1998, while zip code 45248 has increased deposits modestly and zip code 45030 has recorded the strongest growth at 7.9% annually. Cheviot Savings, due to recent efforts to lower deposit costs and the lack of a need for material deposit funds, has also experienced a decline in deposits in zip codes 45211 and 45239, modest growth in zip code 45248, and the strongest percentage growth in zip code 45030. Cheviot Savings' highest deposit market share is in zip code 45248 (19.8%), followed by zip code 45211 (10.6%). Indicating a level of competitiveness, the Bank's deposit market share has increased in all market area zip codes except zip code 45211 since 1998. Based on these market share figures, Cheviot Savings may find it difficult to increase deposits, and therefore deposit market share, in zip codes 45211 and 45248.

                                    Table 2.6
                              Cheviot Savings Bank
                     Market Area County Deposit Competitors

Location                                Name
--------                                ----

Hamilton County, OH               The Provident Bank
                                  U.S. Bank, National Association
                                  Fifth Third Bank
                                  PNC Bank, National Association
                                  The Huntington National Bank
                                  Union Savings Bank
                                  Bank One, National Association

Cheviot Savings Bank
Page 2.10

                                Table 2.6 (cont.)
                              Cheviot Savings Bank
                     Market Area County Deposit Competitors

Market Area Zip Codes             The Provident Bank
45211, 45239, 45248, 45030        Fifth Third
                                  U.S. Bank, National Association
                                  The Huntington National Bank
                                  Guardian Savings Bank
                                  People's Community Bank
                                  Union Savings Bank
Source: FDIC.

      With regard to lending competition in the local market area, the Bank anticipates the most significant competition from the same institutions providing deposit services, most of whom have placed an emphasis on real estate lending as a line of business, in addition to competition with other local and regional mortgage companies, independent mortgage brokers and credit unions in originating mortgage and non-mortgage loans. To remain competitive, Cheviot Savings focuses on providing residential and commercial mortgage loans and retail deposit services to existing customers and the new customers attracted to the Bank. As indicated in the mission statement, the Bank's mission is to position itself to exceed every expectation for providing high quality personal customer service. This strategy is designed to identify a niche in the market where the Bank can compete against other institutions. Cheviot Savings' approach to reaching the potential customer base is to market to the general public at large through various marketing avenues (radio, newspaper, direct mail and other means).

Summary

      The overall condition of the primary market area can be characterized as stable, with moderate growth potential based on regional population and economic projections. The overall large population base within the Bank's immediate market area does provide the potential for additional banking customers. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in Cheviot Savings having to pay competitive deposit rates, provide high quality service and provide electronic banking capabilities to increase local market share.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

      This chapter presents an analysis of Cheviot Savings' operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Cheviot Savings is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Cheviot Savings and the Peer Group, will then be used as a basis for the valuation of Cheviot Savings' to-be-issued common stock.

Peer Group Selection

      The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 20 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

      Given the unique characteristic of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Cheviot Savings' valuation should be comprised of subsidiary institutions of mutual holding companies. The Peer Group is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group

RP Financial, LC.
Page 3.2

should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion, companies whose market prices appear to be distorted by speculative factors or unusual operating conditions, and companies who have announced a "remutualization" transaction whereby the MHCs will be acquired by another institution and cease to exist. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

      This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

      Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons

RP Financial, LC.
Page 3.3

between the Peer Group and the Bank. The differences between the Peer Group's reported financial data and the financial data of Cheviot Savings as a mutual institution are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Cheviot Savings' Peer Group

      Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Ohio-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Cheviot Savings. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In the selection process, publicly-traded MHCs with assets of less than $750 million were considered for the Peer Group. Institutions with assets of more than $750 million were considered to be less comparable to Cheviot Savings in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Ten publicly-traded MHC companies currently maintain assets of less than $750 million and all ten were selected for the Peer Group. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions or remutualization transactions is included as
Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

RP Financial, LC.
Page 3.4

      Unlike the universe of publicly-traded thrifts, which includes approximately 230 companies, the universe of public MHC institutions is small, thereby limiting the prospects of a relatively comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Cheviot Savings and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Cheviot Savings and the Peer Group.

      Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Cheviot Savings, we believe such companies form a good basis for the valuation of Cheviot Savings, subject to certain valuation adjustments.

      In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (12.55% of assets versus 10.44% for the all public average), generate comparable core earnings on a return on assets basis (0.60% ROA versus 0.71% average for the all public average), and generate a lower core ROE (4.47% core ROE versus 7.14% for the all public average). Please note that RP Financial has used core earnings in this discussion to eliminate the effects of non-operating items. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

RP Financial, LC.
Page 3.5

                                                                     Fully
                                                      Peer Group   Converted
                                            All        Reported      Basis
                                     Publicly-Traded    Basis     (Pro Forma)

Financial Characteristics (Averages)
Assets ($Mil)                             $2,282         $281         $315
Equity/Assets (%)                          10.44%       12.55%       22.47%
Core Return on Assets (%)                   0.71         0.60         0.65
Core Return on Equity (%)                   7.14         4.47         2.73

Pricing Ratios (Averages)(1)
Core Price/Earnings (x)                   17.78x       26.19x       22.73x
Price/Book (%)                            144.62%      197.35%       95.10%
Price/Assets (%)                           14.93        24.37        21.43

(1)   Based on market prices as of June 13, 2003.

      The following sections present a comparison of Cheviot Savings's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

      Table 3.2 shows comparative balance sheet measures for Cheviot Savings and the Peer Group. Cheviot Savings' and the Peer Group's ratios reflect balances as of March 31, 2003, unless otherwise indicated for the Peer Group companies. Cheviot Savings' net worth base of 14.7% was above the Peer Group's average net worth ratio of 12.6 percent. Accordingly, with the consummation of the reorganization and infusion of the net conversion proceeds, the Bank will maintain a significantly higher equity-to-assets ratio than the Peer Group. All of the Bank's capital consisted of tangible capital, while the Peer Group's capital included intangibles equal to 0.6 percent of assets. Cheviot Savings' significantly higher pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. However, at the same time, Cheviot Savings' higher pro forma capitalization will likely depress return on equity in the intermediate-term.

RP Financial, LC.
Page 3.6

      Both the Bank's and the Peer Group's capital ratios reflected healthy capital surpluses with respect to the regulatory capital requirements.

      The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Cheviot Savings and the Peer Group. The Bank's loans-to-assets ratio of 74.7% exceeded the comparable Peer Group ratio of 56.3%. Comparatively, the Peer Group's cash and investments-to-assets ratio of 39.2% exceeded the comparable ratio for the Bank of 23.3% Overall, Cheviot Savings' interest-earning assets amounted to 98.0% of assets, which was higher than the comparable Peer Group ratio of 95.5%.

      Cheviot Savings' funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 80.1% of assets, which was above the Peer Group average of 74.1%. Comparatively, borrowings were utilized to a greater degree by the Peer Group, as indicated by borrowings-to-assets ratios of 11.6% and 4.4% for the Peer Group and the Bank, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 84.5% and 85.7%, respectively, with the Bank's lower ratio supported by its maintenance of a higher capital position.

      A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Bank's IEA/IBL ratio is stronger than the Peer Group's ratio, based on respective ratios of 116.0% and 111.4%. The additional capital realized from stock proceeds should serve to increase the Bank's IEA/IBL ratio, as a portion of the interest free capital realized in Cheviot Savings' stock offering is expected to be deployed into interest-earning assets.

      The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Cheviot Savings' and the Peer Group's growth rates were based on annual growth for the twelve months ended March 31, 2003, or the most recent period available for the Peer Group companies. Cheviot Savings' assets increased at a 6.5% annual rate, versus an 11.2% asset growth rate posted by the Peer Group. Cheviot Savings' asset growth was realized through loan growth, which was in part funded by a decline in cash and investments. Comparatively, asset

RP Financial, LC.
Page 3.7

growth for the Peer Group consisted of cash and investments, as well as loans, with a higher growth rate indicated for cash and investments. Overall, the Bank's asset growth measures would tend to indicate lower earnings growth potential relative to the Peer Group's asset growth measures. Additionally, Cheviot Savings' current advantage with respect to leverage capacity will become more notable following the increase in capital that will be realized from the stock offering.

      A 2.70% increase in deposits funded Cheviot Savings' asset growth, as well as a strong increase in borrowings, although the low initial level of borrowings distorts the percentage increase. Likewise, asset growth for the Peer Group was funded by a 14.4% increase in deposits, while the Peer Group's utilization of borrowings also increased. Capital growth rates posted by the Bank and the Peer Group equaled 7.12% and 2.75%, respectively. The Peer Group's lower capital growth rate was attributable to its lower return on assets, dividend payments and stock repurchases, which more than offset the depressing effect imposed on Cheviot Savings' capital growth rate that results from maintaining a higher level of capital. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will potentially further depress the Bank's capital growth rate following the stock offering.

Income and Expense Components

      Table 3.3 displays comparable statements of operations for the Bank and the Peer Group , based on earnings for the twelve months ended March 31, 2003, unless otherwise indicated for the Peer Group companies. Cheviot Savings and the Peer Group reported net income to average assets ratios of 0.99% and 0.66%, respectively. A lower level of loss provisions and a lower level of operating expenses accounted for the Bank's higher return, which was partially offset by the Peer Group's higher level of non-interest operating income and higher level of non-operating income in the form of gains.

      Both the Bank's and Peer Group's interest income and interest expense ratios were similar, with the Bank recording a slightly lower level of interest income and a slightly lower level of interest expense. The Peer Group's higher interest income ratio was realized through earning a higher yield on interest-earning assets (6.20% versus 6.11% for the Bank).

RP Financial, LC.
Page 3.8

      Comparatively, Cheviot Savings' lower interest expense ratio was supported by maintaining a lower cost of funds (2.95% versus 3.02% for the Peer Group), which was partially assisted by the Bank's maintenance of a lower ratio of interest-bearing liabilities as a percent of assets (84.5% versus 85.7% for the Peer Group). Overall, Cheviot Savings and the Peer Group reported net interest income to average assets ratios of 3.37% and 3.35%, respectively.

      In another key area of core earnings strength, the Bank maintained a substantially lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 1.88% and 2.82%, respectively. Because of this lower operating expense ratio, the Bank was more efficient than the Peer Group in terms of number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $5.3 million for the Bank, versus a comparable measure of $3.3 million for the Peer Group. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. At the same time, Cheviot Savings' capacity to leverage operating expenses will be significantly greater than the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

      When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank's earnings strength was greater than the Peer Group's. Expense coverage ratios posted by Cheviot Savings and the Peer Group equaled 1.49x and 1.19x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

      Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.57% and 0.07% of the Peer Group's and Cheviot Savings' average assets, respectively. The Bank's relatively low earnings contribution realized from non-interest operating income is indicative of its traditional thrift operating

RP Financial, LC.
Page 3.9

strategy, in which diversification into areas that generate revenues from non-interest sources has been fairly limited. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, Cheviot Savings' efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 54.7% was more favorable than the Peer Group's efficiency ratio of 71.9%. The efficiency ratios indicates that the Bank's lower expense ratio more than offset the Peer Group's higher ratio of non-interest operating income.

      Loan loss provisions had a larger impact on the Peer Group's earnings, as loss provisions of 0.10% of average assets were established by the Bank during the twelve month period. Comparatively, loss provisions established by the Peer Group equaled 0.27% of average assets. The higher level of loss provisions established by the Peer Group was consistent with its greater degree of diversification into higher risk types of lending (see Table 3.4).

      Net gains realized from the sale of assets were a minor factor in both the Bank's and the Peer Group's earnings, with such gains amounting to 0.04% and 0.10% of average assets for Cheviot Savings and the Peer Group, respectively. Given the generally non-recurring nature of gains and losses resulting from the sale of loans, investments and other assets, the net gains reflected in the Bank's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Bank's or the Peer Group's earnings.

      Taxes were a comparable factor in the Bank's and the Peer Group's earnings, based on implied effective tax rates of 34.10% and 32.73%, respectively.

Loan Composition

      Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Bank's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (76.2% versus 48.1% for the Peer Group). The Bank's higher ratio was primarily attributable to maintaining a higher concentration of 1-4 family loans, as Cheviot Savings maintained a lower investment in mortgage-backed

RP Financial, LC.
Page 3.10

securities compared to the Peer Group. Given the Bank's historical philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. However, the Peer Group's average balance of loans serviced for others of $27.7 million implies that the Peer Group companies have also emphasized originating loans for investment. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles, as servicing assets equaled 0.05% of the Peer Group's assets.

      Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of diversification for the Peer Group (10.1% of assets), followed by commercial business loans (6.4% of assets). The Bank's lending diversification consisted primarily of commercial real estate and construction/land loans, with those portfolios equaling 5.8% and 2.4% of assets, respectively. Construction and land loans accounted for the only lending area where the Bank maintained a greater degree of lending diversification than the Peer Group. The Peer Group's more significant diversification into higher risk types of lending translated into a higher risk-weighted assets-to-assets ratio compared to the Bank's ratio (54.21% versus 46.21% for the Bank), as partially offsetting the Bank's more limited degree of lending diversification was its higher concentration of total loans comprising assets.

Interest Rate Risk

      Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, Cheviot Savings' interest rate risk characteristics were considered to be more favorable than the Peer Group's, as implied by the Bank's higher equity-to-assets and IEA/IBL ratios, and a lower level of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with more significant comparative advantages over the Peer Group's balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in Bank's equity-to-assets and IEA/IBL ratios.

RP Financial, LC.
Page 3.11

      To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Cheviot Savings and the Peer Group. In general, the recent relative fluctuations in the Bank's net interest income to average assets ratios were considered to be more than the Peer Group, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Cheviot Savings was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Cheviot Savings' assets.

Credit Risk

      The Bank's credit risk exposure appears to be lower than the Peer Group's, on average, based on the ratios of non-performing assets and reserves as a percent of non-performing assets. As shown in Table 3.6, the Bank's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.15% of assets, which was lower than the comparable Peer Group ratio of 0.85%. The Bank maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.09% versus 1.35% for the Peer Group). The Bank maintained a higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (206.5% versus 161.4% for the Peer Group), and a higher level of reserves as a percent of non-performing loans (468.2% versus 205.5% for the Peer Group). The Bank's credit risk exposure was considered to be more favorable with respect to the less significant impact of net charge-offs recorded for the twelve month period, as net loan charge-offs equaled 0.00% and 0.26% of net loans receivable for the Bank and the Peer Group, respectively.

RP Financial, LC.
Page 3.12

Summary

      Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Cheviot Savings. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

      This chapter presents the valuation analysis and methodology used to determine Cheviot Savings' estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines

      The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings is somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and
(3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP Financial, LC.
Page 4.2

RP Financial Approach to the Valuation

      The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

      The pro forma market value determined herein is a preliminary value for the Corporation's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

      The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Cheviot Savings' value, the market value of the stocks of public MHC institutions, or Cheviot Savings' value alone. To the extent a change in factors impacting the

RP Financial, LC.
Page 4.3

Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

      A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Cheviot Savings coming to market at this time.

1.    Financial Condition

      The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:

o Overall A/L Composition. Loans funded by retail deposits were the primary components of both Cheviot Savings' and the Peer Group's balance sheets. Cheviot Savings' interest-earning asset composition exhibited a higher concentration of loans, while the Peer Group's loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. The Peer Group's more notable diversification into higher risk types of loans translated into a higher risk weighted assets-to-assets ratio than maintained by the Bank. Cheviot Savings' funding composition reflected a higher concentration of deposits and a lower concentration of borrowings than the comparable Peer Group ratios, indicating slightly greater future borrowing capacity for the Bank. Overall, as a percent of assets, the Bank maintained a higher level of interest-earning assets and a lower level of interest-bearing liabilities than indicated for the Peer Group, which resulted in a higher IEA/IBL ratio for the Bank. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio and, thus, widen the comparative advantage currently maintained by Cheviot Savings relative to the Peer

RP Financial, LC.
Page 4.4

      Group's IEA/IBL ratio. For valuation purposes, RP Financial concluded a slight upward adjustment was warranted for the Bank's overall asset/liability composition.

o Credit Quality. The Bank maintained a lower ratio of non-performing assets-to-assets than the Peer Group, and a higher ratio of reserves as a percent of non-performing loans and non-performing assets. The Bank maintained lower loss reserves as a percent of net loans receivable and the Bank's risk weighted assets-to-assets ratio was lower than the Peer Group's ratio. The Peer Group reported a higher level of net charge-offs than the Bank. Overall, in comparison to the Peer Group, the Bank's measures tended to imply a similar degree of credit exposure and RP Financial concluded that no adjustment was warranted for the Bank's credit quality.

o Balance Sheet Liquidity. The Bank operated with a lower balance of cash and investment securities relative to the Peer Group (23.3% of assets versus 39.2% for the Peer Group). However, following the infusion of stock proceeds, the Bank's cash and investments ratio will initially increase with the deployment of proceeds into investments, however the Bank's longer-term goals is to place such funds into whole loans. Cheviot Savings' future borrowing capacity was considered to be greater than the Peer Group's, in light of the higher level of borrowings maintained by the Peer Group; however, both the Bank and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity for the Bank and the Peer Group were not viewed as being materially different and, thus, RP Financial concluded that no adjustment was warranted for the Bank's balance sheet liquidity.

o Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Bank and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. Notwithstanding, the Peer Group's greater utilization of borrowings, Cheviot Savings' overall cost of funds was similar to the Peer Group's. The Bank currently maintains a lower level of interest-bearing liabilities than the Peer Group. Accordingly, following the stock offering, the increase in Cheviot Savings' capital position should serve to further lower the Bank's level of interest-bearing liabilities relative to the Peer Group's. For purposes of this valuation, RP Financial concluded that no adjustment was warranted for Cheviot Savings' funding composition.

o Capital. The Bank operates with a higher pre-conversion capital ratio than the Peer Group, 14.7% and 12.6% of assets, respectively. Accordingly, following the minority stock offering, Cheviot Savings' pro forma capital position will be well above the Peer Group's equity-to-assets ratio. The Bank's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Bank's pro forma capital position.

RP Financial, LC.
Page 4.5

      On balance, Cheviot Savings' balance sheet strength was considered to be similar to the Peer Group's, as implied by the similar credit quality, liquidity, slightly more favorable asset/liability composition and pro forma capital position. Any advantages enjoyed by the Bank were small, however, and we concluded that no valuation adjustment was warranted for the Bank's financial strength.

2.    Profitability, Growth and Viability of Earnings

      Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

      o Reported Earnings. The Bank recorded higher earnings on a ROAA basis (0.99% of average assets versus 0.69% for the Peer Group). A lower level of operating expenses and a lower level of loss provisions largely accounted for the Bank's higher return. The Bank's relatively large portfolio of fixed rate residential loans has noticeably enhanced earnings in the most recent fiscal year, and as further increases in net income from the current low rate environment are less likely; any increase in interest rates may reduce earnings in the short-term due to the Bank's interest rate risk position. In addition, the Bank may experience increased levels of repayments or prepayments on the fixed rate loan portfolio, further reducing current period interest income. A higher level of non-interest operating income represented an important earnings advantage for the Peer Group as this lessens the dependence of the Peer Group earnings on the net interest margin. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with implementation of the stock benefit plans. The Bank also plans to invest funds into new branch office facilities in the future which would materially reduce the level of interest income gained from the proceeds. Overall, the differences between the Bank's and the Peer Group's reported earnings were considered to be representative of the Bank's stronger earnings on a ROAA basis, with such earnings advantages offset by the interest rate risk of Bank's loan portfolio and the potential use of funds for fixed assets. Thus, Cheviot Savings' reported earnings warranted no adjustment for valuation purposes.

      o Core Earnings. The Bank's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a similar net interest margin, a lower operating expense ratio and a lower level of non-interest operating

RP Financial, LC.
Page 4.6

            income. As stated above, Cheviot Savings operates with a level of interest rate risk due to the large balances of fixed rate residential loans held in portfolio, loans that are subject to prepayments and repayments. The Bank's similar net interest margin and lower level of operating expenses translated into a higher expense coverage ratio (1.49x versus 1.20x for the Peer Group). After factoring in the Peer Group's higher level of non-interest operating income, the Bank exhibited a more favorable efficiency ratio of 54.7% versus 71.5% for the Peer Group. Loss provisions had a larger impact on the Peer Group's earnings, which was consistent with the Peer Group's greater diversification into higher risk types of lending. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets, will be somewhat be negated by expenses associated with the stock benefit plans and the future risk of a rise in interest rates and the use of available funds for de novo branching. This indicates that the Bank's core earnings were similar to the Peer Group's and that no adjustment was warranted for the Bank's core earnings.

      o Interest Rate Risk. Quarterly changes in the Bank's net interest income to average assets ratios indicated a high degree of volatility associated with the Bank's net interest margin, which has been favorably impacted in the most recent quarters by the lower interest rate environment. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and the level of non-interest earning assets-to-total assets were more favorable for the Bank, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide the Bank with more significant comparative advantages relative to the Peer Group's balance sheet ratios. However, the Bank's earning asset base remains dependent upon the income generated from the fixed rate residential loan portfolio which is subject to elevated levels of prepayments and repayments. Accordingly, RP Financial concluded that the Bank's interest rate risk exposure on a pro forma basis was more than the Peer Group's and a downward adjustment was warranted for valuation purposes.

      o Credit Risk. Loan loss provisions were a larger factor in the Peer Group's earnings, although the Bank did establish a noticeable level of loan loss provisions for the twelve months ended March 31, 2003. In terms of future exposure to credit quality related losses, the Bank reported lower levels of non-performing assets, while the Peer Group reported lower reserve coverage ratios. The Bank's overall credit risk is also minimized by the higher proportion of 1-4 family loans in portfolio, while the Peer Group reported more diversification into higher credit risk loans. Overall, RP Financial concluded that no adjustment was warranted for this factor.

      o Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Bank's earnings growth potential with respect to leverage capacity and provide the Bank with additional liquidity for purposes of funding loan growth. Second, the Bank's

RP Financial, LC.
Page 4.7

            earnings have increased in the most recent fiscal year, primarily due to the large fixed rate residential loan portfolio, which has sustained interest income while interest expense has declined. In a more stable rate environment or a rising rate environment, Cheviot Saving' net interest income may decline. Third, opportunities for lending and deposit growth in the Bank's market area are considered to be similar to the primary market areas served by the Peer Group companies in general, as implied by the demographic characteristics associated the primary market area served by Cheviot Savings (larger population base and higher per capita income). However, the more favorable demographic characteristics of the Bank's primary market area were somewhat negated by Hamilton County's declining population, while the primary market areas served by the Peer Group companies, on average, are projected to experience population growth, albeit slow growth, over the next five years. Exhibit III-3 provides demographic and deposit market share comparisons of Hamilton County with the primary market area counties served by the Peer Group companies. The Bank's competitive position in the primary market area, as indicated by deposit market share, was viewed as less favorable to the Peer Group's, with Cheviot Savings' 0.7% deposit market share falling well between the 15.3% average and 11.9% median indicated for the Peer Group, however this low deposit market share provides a greater ability to increase deposits in the future. Overall, the Bank's earnings growth potential appears to be less favorable than that of the Peer Group's, and, thus, we concluded that a moderate downward adjustment was warranted for this factor.

      o Return on Equity. The Bank's return on equity is projected to be somewhat above the comparable averages for the Peer Group, owing to Cheviot Savings' relatively high earnings position, notwithstanding the higher pro forma capital position. In view of the higher capital growth rate that will be imposed by Cheviot Savings' higher ROE, we concluded that a slight upward adjustment was warranted for the Bank's ROE.

      Overall, the Bank, in comparison to the Peer Group, indicated similar reported and core earnings, a materially higher interest rate risk exposure, less favorable earnings growth potential and an expected higher return on equity. Accordingly, RP Financial concluded that a slight downward adjustment was warranted for the Bank's profitability, growth and viability of earnings.

3.    Asset Growth

      Cheviot Savings' asset growth was lower than Peer Group's during the period covered in our comparative analysis (positive 6.5% versus positive 11.2% for the Peer Group). On a pro forma basis, the Corporation's equity-to-assets ratio will be well above the Peer Group's ratio, indicating a continuance of greater leverage capacity for the Bank. The demographic

RP Financial, LC.
Page 4.8

characteristics of the primary market areas served by the Bank and the Peer Group companies were similar in terms of potential deposit growth, however the Bank does operate in an area containing numerous community banking financial institutions, as indicated by the number of competitors in the Hamilton County area. On balance, we believe a slight downward adjustment was warranted for this factor.

4.    Primary Market Area

      The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the Cincinnati metropolitan statistical area, the Bank serves an urban market area in Hamilton County, as indicated by high population density and relatively high measures for household and per capita income measures. However, Hamilton County has experienced modest population declines in recent years, a trend that is expected to continue through 2008.

      Overall, the markets served by the Peer Group companies were viewed as similar with respect to supporting growth opportunities, as they generally operated in generally populous and affluent markets also. Four of the ten Peer Group company market areas were projected to experience population declines over the next five years. As noted above, the Bank's competitive position in the primary market area, as indicated by deposit market share, was viewed as less favorable to the Peer Group's, with Cheviot Savings' 0.7% deposit market share falling below the 15.3% average and 11.9% median indicated for the Peer Group. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, April 2003 unemployment rates for the markets served by the Peer Group companies were on average higher than the unemployment rate indicated for Hamilton County. On balance, we concluded that no adjustment was appropriate for the Bank's market area.

RP Financial, LC.
Page 4.9

                                    Table 4.1
                         Market Area Unemployment Rates
                 Cheviot Savings and the Peer Group Companies(1)

                                                         April 2003
                                   County               Unemployment
                                   ------               ------------

Cheviot Savings Bank - OH          Hamilton                  4.6%

The Peer Group
Alliance Bank MHC - PA             Delaware                  4.9%
BCSB Bancorp, MHC - MD             Baltimore                 4.4
Gouverneur Bancorp MHC - NY        St. Lawrence              7.8
Greene Co. Bancorp MHC - NY        Greene                    4.6
Jacksonville SB MHC - IL           Morgan                    4.7
Oneida Financial MHC - NY          Madison                   5.8
Pathfinder Bancorp MHC - NY        Oswego                    7.5
Rome Bancorp MHC - NY              Oneida                    4.7
Skibo Financial Corp. MHC - PA     Allegheny                 4.8
Webster City Fed Bancorp MHC - IA  Hamilton                  3.7
                                                             ---
    Average                                                  5.3%

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.    Dividends

      The Bank has indicated its intention to pay a cash dividend commencing in the first quarter following completion of the conversion at an annual rate of $0.20/share. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

      All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.36% to 4.55%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.61% as of June 13, 2003 (see Table 4.5). As of June 13, 2003, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.40% and an average payout

RP Financial, LC.
Page 4.10

ratio of 34.20%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

      Our valuation adjustment for dividends for Cheviot Savings as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Bank will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (eight of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent Cheviot Savings' pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

      In light of the Bank's stated intention to pay a dividend and given the Bank's capacity to pay a dividend comparable to the Peer Group, based on pro forma capitalization and profitability, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.

6.    Liquidity of the Shares

      The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and one Peer Group company trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $9.9 million to $59.4 million as of June 13, 2003, with average and median market values of $23.9 million and $16.8 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 2.2 million, with average and median shares outstanding of 1.2 million and 1.0 million,

RP Financial, LC.
Page 4.11

respectively. The Bank's minority stock offering is expected to result in shares outstanding that will be above the Peer Group average and median, and a market capitalization that will be slightly less than the Peer Group average but greater than the median. Accordingly, we anticipate that the liquidity in the Bank's stock will be comparable to most of the Peer Group companies' stocks. Additionally, it is anticipated that the Corporation's stock will be listed on NASDAQ, which would further enhance the liquidity in the Bank's stock. Overall, we concluded that no adjustment was warranted for this factor.

7.    Marketing of the Issue

      Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Corporation's to-be-issued stock.

      A.    The Public Market

            The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

            In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Favorable economic data in the form of stronger than expected retail sales in April 2002 and rising hopes of more upbeat earnings forecast by technology firms supported an advance in stocks during mid-May 2002. The rebound was not sustained in late-May, as profit taking and more terrorism warnings dampened

RP Financial, LC.
Page 4.12

investor enthusiasm for stocks. Investor pessimism extended the sell-off in stocks in early-June 2002, reflecting political turmoil abroad, concerns over corporate scandals and more disappointing earnings news from market leaders. Stocks jumped higher on oversold conditions in mid-June, but the rally was brief. Both the Dow Jones Industrial Average ("DJIA") and NASDAQ Composite Index ("NASDAQ") established new lows for 2002 during the week ended June 21, 2002, as a fresh batch of corporate earning warnings and the ongoing conflict in the Middle East further eroded investor confidence. Discovery of a $3.8 billion accounting error by WorldCom and nervousness about second quarter earnings heightened the sell-off at the close of the second quarter.

            In early-July 2002, bargain hunters provided a boost to stocks following the prolonged sell-off, despite news that the nation's unemployment rate edged up to 5.9% in June. The rally was not sustained, as worries about second quarter earnings and corporate accounting practices pushed market indices to new lows for the year in mid-July. A lack of investor confidence and indications that the nation's economic recovery was weaker than previously believed extended the general downward trend through the balance of July, with July marking the fourth consecutive down month for the DJIA. Weak economic data provided for further declines in stocks in early-August, but the downward trend was reversed on growing speculation of a rate cut by the Federal Reserve and news of a proposed $30 billion bailout for Brazil's financial crisis. In mid-August, the Federal Reserve's decision to leave interest rates unchanged prompted a sharp one-day sell-off in the broader market, which was followed by a sharp one-day increase in the major indexes on technical factors as investors took profits in bonds and shifted some money into stocks. The DJIA closed above 9000 in late-August, as stocks continued to rebound from oversold conditions in July. However, after five consecutive weekly gains in the DJIA, blue chip stocks declined in the last week of August on profit taking and cautious comments from bellwether technology stocks.

            The broader stock market experienced heavy selling pressure in September 2002, which was attributable to third quarter earning warnings from a broad spectrum of companies, economic data signaling a slowing economic recovery and a growing threat of a war in Iraq. The sell-off in the broader stock market continued into the fourth quarter, with looming fears of a war with Iraq and worsening corporate profits pushing the DJIA to its lowest close in five years in

RP Financial, LC.
Page 4.13

early-October 2002. Stocks rebounded on technical factors in mid-October, as the DJIA posted a weekly gain after six consecutive weeks of decline. The rally in the broader stock market continued through the balance of October, reflecting more attractive valuations following the third quarter sell-off and some upbeat third quarter earnings news by some blue chip stocks. After six consecutive months of decline, the DJIA was up 10.6% for the month of October.

            The rebound in the broader stock market that began in October 2002 continued into early-November, as the Federal Reserve cut short-term interest rates by a larger-than-expected half a percentage point. Following eight consecutive weeks of gains, the DJIA declined during the first two weeks of December, as mounting concerns over geopolitical tensions overshadowed better-than-expected economic data. The broader market recovered slightly in mid-December, despite growing concerns of how strongly business would rebound in 2003 and escalating war talk with Iraq. Downbeat economic data and war concerns pulled stocks lower at the close of 2002, with the DJIA positing its worst year since 1977 closing down 16.8% for the year.

            Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a five month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had anticipated.

            Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock

RP Financial, LC.
Page 4.14

market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ moved to five month high in early-May. The positive trend in stocks continued through most of May and early June 2003, reflecting investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. As an indication of the general trends in the nation's stock markets over the past year, as of June 13, 2003, the DJIA closed at 9117.12, an increase of 9.3% from one year earlier, while the NASDAQ Composite Index stood at 1626.49, an increase of 21.8% over the same time period. The Standard & Poors 500 Index closed at 988.61 on June 13, 2003, an increase of 12.4% from a year ago.

            The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. In the second quarter of 2002, news of the increase in the April unemployment rate served to boost thrift prices in early-May, as the weak employment data lessened expectations of a strong economic recovery that could lead to higher interest rates. Thrift stocks stabilized in mid- and late-May, as Citigroup's proposed $5.8 billion acquisition of Golden State Bancorp had little impact on the broader thrift market. While the broader market experienced extensive selling pressure in early-June, the decline in thrift issues was relatively mild as investors continued to be attracted to the generally more stable performance characteristics of thrift stocks.

            Thrifts experienced more extensive selling pressure at the beginning of the third quarter of 2002, as the downturn in broader market weighed on thrift issues as well. Lower interest rates, second quarter earnings that generally met expectations and acquisition speculation in certain regional markets supported a recovery in thrift prices in late-July. After stabilizing during early-August, thrift issues eased higher in conjunction with the broader indexes in mid-August. Thrift issues traded in a narrower range during the balance of August and into early-September, thereby sustaining solid gains for 2002 and significantly outperforming the broader market indexes. A third quarter earnings warning by Astoria Financial Corp. had a negative ripple effect throughout the thrift sector in mid-September 2002, particularly the large-cap issues.

RP Financial, LC.
Page 4.15

Astoria Financial Corp. warned that third quarter earnings would come in below expectations, which was attributable to the sustained low interest rate environment that resulted in higher than expected prepayments in both its mortgage lending and MBS portfolios. Thrift issues settled into a narrow trading range at the end of third quarter, as a number of the larger publicly-traded thrifts reaffirmed third quarter earnings targets. Third quarter earnings warnings by some of the large banks contributed to a decline in thrift stocks at the beginning of the fourth quarter. However, thrift stocks bounced back in mid-October, reflecting generally favorable third quarter earnings reports from the thrift sector.

            The gains recorded in thrift issues in October were sustained into-early November 2002, which was supported by the rally in the broader stock market and growing speculation that the Federal Reserve would cut rates in November. Despite the larger than expected rate cut by the Federal Reserve, thrift stocks eased lower in mid-November. The downward pressure in thrift issues was attributable to concerns about potential margin compression and mortgage servicing rights impairment resulting from the decline in short-term interest rates. However, thrift issues recovered in late-November, as financial issues participated in the broader market rally. Thrift issues settled into a narrow trading range in December, reflecting the lack of meaningful news in the financial sector and an uncertain outlook for 2003.

            Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January 2003. Thrift issues traded in a narrow range throughout February and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stock continued to supported by the relatively low risk characteristics associated with residential lenders, as well as the general earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter, exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

RP Financial, LC.
Page 4.16

            Financial stocks eased higher at the beginning of the second quarter, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in mid-May. Thrift stocks participated in the broader market rally in late-May and early June 2003, largely on the basis of recent deal activity in the thrift sector and some favorable economic data. On June 13, 2003, the SNL Index for all publicly-traded thrifts closed at 1,288.0, an increase of 16.5% from one year ago. The SNL MHC Index closed at 1,975.1 on June 13, 2003, an increase of 25.1% from one year ago.

      B.    The New Issue Market

            In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

      Thrift offerings completed in 2003 have generally been well received, although investors have taken a more cautious approach to converting thrift issues as most of the recent offerings have not been oversubscribed. As shown in Table 4.2, Rantoul Savings Bank of Illinois ("Rantoul") is the only conversion offering that has been completed during the past three

RP Financial, LC.
Page 4.17

months. Rantoul's offering closed slightly below the midpoint of the valuation range, with a closing pro forma price/tangible book ratio of 61.9%. Given the small size of the offering ($1.9 million of gross proceeds) and the absence of an active trading market for Rantoul's stock, the technical analysis regarding recent conversions was discounted somewhat for purposes of the Bank's valuation analysis.

      C.    The Acquisition Market

            Also considered in the valuation was the potential impact on Cheviot Savings' stock price of recently completed and pending acquisitions of other savings institutions operating in Ohio. As shown in Exhibit IV-4, there were 24 Ohio thrift acquisitions completed from 1999 through year-to-date 2003, and there is currently one acquisition pending of an Ohio savings institution.

            To the extent that acquisition speculation may impact the Association's, we have largely taken this into account in selecting companies which operate in the MHC form of ownership, five of which are based in New York. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Cheviot Financial's trading price.

                              * * * * * * * * * * *

            In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP Financial, LC.
Page 4.18

8.    Management

      Cheviot Savings' management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of Cheviot Savings' Board of Directors and senior management. The Bank, given its asset size, has been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure as indicated by the financial characteristics of the Bank. Cheviot Savings currently does not have any executive management positions that are vacant.

      Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.    Effect of Government Regulation and Regulatory Reform

      In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, Cheviot Savings will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. The one difference noted between Cheviot Savings and the small minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

RP Financial, LC.
Page 4.19

Summary of Adjustments

      Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:                                  Valuation Adjustment
------------------------                                   --------------------

Financial Condition                                        No Adjustment
Profitability, Growth and Viability of Earnings            Slight Downward
Asset Growth                                               Slight Downward
Primary Market Area                                        No Adjustment
Dividends                                                  No Adjustment
Liquidity of the Shares                                    No Adjustment
Marketing of the Issue                                     No Adjustment
Management                                                 No Adjustment
Effect of Government Regulations and Regulatory Reform     No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

      As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have

RP Financial, LC.
Page 4.20

different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100 percent ownership interest in Cheviot Savings as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

      To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 10 public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

      In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Cheviot Savings' to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the

RP Financial, LC.
Page 4.21

pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Cheviot Savings' prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Cheviot Savings's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value are described more fully below.

      o Conversion Expenses. Offering expenses have been assumed to equal the level of fixed expenses for the minority stock offering plus the revised variable expenses for marketing of the stock in a full conversion offering.

      o Effective Tax Rate. The Bank has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 34.0 percent.

      o Reinvestment Rate. The pro forma section in the prospectus incorporates a 2.31 percent reinvestment rate, equivalent to the average of the prevailing yield for a U.S. Treasury bills or notes with maturities of one through seven years as of March 31, 2003. This assumed reinvestment rate is reasonably similar to the blended reinvestment rate in the first 12 months of the business plan post-conversion, reflecting the current anticipated use of conversion proceeds, incorporating a flat interest rate scenario and the estimated impact of deposit withdrawals to fund stock purchases.

      o Stock Benefit Plans. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0 percent of the stock in conversion at the initial public offering price, with the Corporation funded ESOP loan amortized on a straight-line basis over 10 years. The Recognition Plan is assumed to purchase 4.0 percent of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

      o Funding of the Foundation. In connection with the conversion, the Corporation contributes to a charitable foundation a total of 75,000 of authorized but unissued shares of the Company's stock and $750,000 of cash. This assumption is applicable to both the full conversion and minority stock offering scenarios.

      o Capitalization of MHC. Pursuant to the proposed transaction structure, the MHC will be capitalized with $100,000 of cash.

      In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial, LC.
Page 4.22

      RP Financial's valuation placed an emphasis on the following:

      o P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

      o P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

      o P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

      The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

      Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of June 13, 2003 the pro forma market value of Cheviot Savings' full conversion offering, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $47,000,000 at the midpoint, equal to 4,700,000 shares at $10.00 per share.

RP Financial, LC.
Page 4.23

            1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $2,389,000 for the twelve months ended March 31, 2003. In deriving Cheviot Savings' core earnings, the only adjustment made to reported earnings was to eliminate a gain on a loan settlement and gains or losses on the sale of assets, which totaled a net $90,000 for the twelve months ended March 31, 2003. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0 percent for the gains eliminated, the Bank's core earnings were determined to equal $2,330,000 for the twelve months ended March 31, 2003. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                             Amount
                                                             ($000)

      Net income                                           $2,389,000
      Adjustment for non-recurring items(1)                   (59,000)
                                                           ----------
        Core earnings estimate                             $2,330,000

      (1) Tax effected at 34.0 percent.

      Based on Cheviot Savings's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $47.0 million midpoint value equaled 18.95 times and 19.41 times, respectively, which provided for discounts of 25.2% and 14.6% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 25.34 times and 22.73 times, respectively (see Table 4.4). At the supermaximum of the valuation range, the Bank's pro forma reported and core P/E multiples (fully-converted basis) equaled 24.65 times and 25.24 times, respectively, which provided for a discount of 2.7% and a premium of 11.0% relative to the Peer Group's average reported and core P/E multiples (fully-converted

RP Financial, LC.
Page 4.24

basis) of 25.34 times and 22.73 times, respectively (see Table 4.5). The implied discounts or premiums reflected in the Bank's pro forma P/E multiples take into consideration the Bank's pro forma P/B and P/A ratios.

      2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to Cheviot Savings' pro forma book value (fully-converted basis). Based on the $47.0 million midpoint valuation, Cheviot Savings' pro forma P/B and P/TB ratios both equaled 62.91%. In comparison to the average P/B and P/TB ratios for the Peer Group of 95.10% and 99.03%, the Bank's ratios reflected a discount of 33.9% on a P/B basis and a discount of 36.5% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios indicated under the earnings approach.

      3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Cheviot Savings' full conversion value equaled 16.63% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 21.43%, which implies a discount of 22.4% to the Bank's pro forma P/A ratio (fully-converted basis).

Comparison to Recent Conversions and MHC Offerings

      As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions and MHC offerings is not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The single

RP Financial, LC.
Page 4.25

standard conversion offering completed within the past three months closed at a 61.9% P/TB ratio and appreciated 20.0% during the first week of trading. There have been no completed MHC offerings within the past three months.

Valuation Conclusion

      Based on the foregoing, it is our opinion that, as of June 13, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, to the Foundation, as well as to the MHC, equaled $47,000,000 at the midpoint, equal to 4,700,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $39.950 million and a maximum value of $54.050 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,995,000 at the minimum and 5,405,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $62.158 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 6,215,750. The Board of Directors has established a public offering range such that the public ownership of the Corporation, including the 75,000 shares issued to the Foundation, will constitute a 45.0 percent ownership interest. Accordingly, the offering to the public of the minority stock, excluding the Foundation shares, will equal $17.228 million at the minimum, $20.400 million at the midpoint, $23.573 million at the maximum and $27.221 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.